Exhibit 5.4

Blake, Cassels & Graydon LLP Barristers & Solicitors
Patent & Trade-mark Agents
855 - 2nd Street S.W.
Suite 3500, Bankers Hall East Tower
Calgary AB T2P 4J8 Canada
Tel: 403-260-9600 Fax: 403-260-9700

September 2, 2014

2200, 715 – 5th Avenue S.W.	Reference: 78658/06

Calgary, AB

Canada T2P 5A2

Re:	CGG Canada Services Ltd. (the “Guarantor”) Guarantee (the “2022 Subsidiary Guarantee”) of U.S.$500,000,000 6.875% Senior Notes due 2022 (the “2022 Notes”) of CGG (the “Issuer”)

Dear Sirs:

We have acted as special Alberta counsel to the Guarantor in connection with the registration of the 2022 Notes and the 2022 Subsidiary Guarantee under the U.S. Securities Act of 1933 (the “Securities Act”) and the proposed offer to exchange the 2022 Notes and the 2022 Subsidiary Guarantee for U.S. $500,000,000 aggregate principal amount of 6.875% Senior Notes due 2022 and the Guarantor’s guarantee thereof.

All capitalized terms used in this opinion letter, unless otherwise defined in this opinion letter, shall have the meanings specified in the 2022 Indenture (defined below).

A.	Documentation

As such counsel, we have examined an executed copy (if applicable) of each of the following:

(a)	Indenture dated as of May 1, 2014 (the “Original 2022 Indenture”) between the Issuer, the guarantors party thereto and The Bank of New York Mellon, as Trustee;

(b)

Supplemental Indenture dated June 24, 2014 (the “Supplemental 2022 Indenture” and together with the Original 2022 Indenture, the “2022 Indenture”) between the Issuer, the Guarantor, the other guarantors party thereto and The Bank of New York Mellon, as Trustee;

(c)	the 2022 Subsidiary Guarantee in respect of the 2022 Notes; and

(d)	the form of the 2022 Notes.

All of the above documents are collectively referred to in this opinion letter as the “Documents”.

B.	Jurisdiction

We are solicitors qualified to practise law in the Province of Alberta and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Alberta and the federal laws of Canada applicable in the Province of Alberta (collectively, “Alberta Law”).

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C.	Scope of Examinations

In connection with the opinions expressed in this letter, we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter.

We have not maintained or reviewed the minute books of the Guarantor.

D.	Assumptions and Reliances

In expressing the opinion in paragraph E.1, we have relied solely upon a certificate of status issued by the Registrar of Corporations for Alberta, dated September 2, 2014, a copy of which has been delivered to you.

We have conducted no independent factual investigation, and with respect to factual matters, we have relied on the certificate of an officer of the Guarantor, and the schedules attached thereto (the “Officer’s Certificate”).

For purposes of the opinions expressed in this letter, we have assumed:

(a)

the legal capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies;

(b)	the accuracy, currency and completeness of the indices and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted;

(c)	that all facts set forth in all certificates supplied, or otherwise conveyed to us, by public officials and in the Officer’s Certificate are true; and

(d)	that the 2022 Indenture has been executed and delivered in accordance with all requirements of the laws of the jurisdiction in which it was executed and delivered.

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E.	Opinions

On the basis of the foregoing, we are of the opinion that:

1.	The Guarantor is a valid and existing corporation under the laws of the Province of Alberta.

2.	The Guarantor has all necessary corporate power and capacity to enter into and perform its obligations under the 2022 Indenture and the 2022 Subsidiary Guarantee.

3.	The issue, execution and delivery by the Guarantor of the 2022 Indenture and the 2022 Subsidiary Guarantee have been duly authorized by all necessary corporate action on the part of the Guarantor.

4.	To the extent governed by Alberta Law, the Supplemental 2022 Indenture has been duly executed and, to the extent governed by Alberta Law, delivered by the Guarantor.

We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the 2022 Notes and the 2022 Subsidiary Guarantee. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP

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